SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MARLIN BUSINESS SERVICES CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 25, 2006
To the Shareholders of Marlin Business Services Corp.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 25, 2006, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed April 14, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.
By order of the Board of Directors
/s/ George D. Pelose

George D. Pelose
Secretary
Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.
Dated: April 21, 2006

MARLIN BUSINESS SERVICES CORP.
300 Fellowship Road
Mount Laurel, NJ 08054
Proxy Statement
Introduction
This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 25, 2006, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
This Proxy Statement and related proxy card have been mailed on or about April 21, 2006, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 14, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 11,838,787 shares outstanding as of April 14, 2006.
Proxies and voting procedures
Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.
You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.
A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and promptly return it to the Corporation.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements
The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.
At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The seven (7) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.
Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors.
As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.
Governance of the Corporation
Board of Directors
Currently, our Board of Directors has six (6) members. Mr. Edward Grzedzinski is being nominated to fill the seventh director seat, which has remained vacant since Loyal W. Wilson’s resignation from the Board on September 14, 2005. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Kevin J. McGinty, James W. Wert and Edward Grzedzinski are each independent directors. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.
In 2004, the Board of Directors established the position of Lead Independent Director and unanimously elected Kevin J. McGinty to the position. Mr. McGinty continues to serve as the Lead Independent Director. The duties of the Lead Independent Director include providing the Chairman with input as to the preparation of the agendas for the Board of Director and Committee meetings, serving as the principal liaison between the independent directors and executive management of the Corporation, being available for consultation and direct communication with major shareholders as necessary, and coordinating and moderating regularly scheduled executive sessions of the Board’s independent directors.

Committees
The Corporation has three ongoing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.
Audit Committee. The Audit Committee of the Board currently consists of three independent directors: Messrs. Calamari (chairman), McGinty and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current SEC rules and regulations and NASD listing standards, and that the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: 1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; 2) the adequacy of the Corporation’s internal accounting systems and financial controls; 3) the annual independent audit of the Corporation’s financial statements, including the independent registered public accountant’s qualifications and independence; and 4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent registered public accountants; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent registered public accountants; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.
Compensation Committee. The Compensation Committee of the Board currently consists of two independent directors: Messrs. McGinty (chairman) and DeAngelo. Upon his election to the Board, Mr. Grzedzinski will be appointed as the third independent director on the Compensation Committee. The functions of the Compensation Committee include: 1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; 2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; 3) reviewing and approving compensation plans, policies and programs, considering their design and competitiveness; and 4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan and 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.
Nominating and Governance Committee. The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. DeAngelo (chairman), McGinty and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s annual meeting of shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its Committees, and will annually recommend to the Board nominees for each Committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.
The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Nominating Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background, education, character, integrity, judgment, general business experience, and relevant industry experience. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Director and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.
The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee, and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).
Whistleblower Procedures
The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.
Code of Ethics and Business Conduct
All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee.

Board and Committee meetings
From January 1, 2005 through December 31, 2005, there were nine meetings of the Board of Directors, twelve meetings of the Audit Committee, three meetings of the Compensation Committee and four meetings of the Nominating Committee. Each Director attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which they served.
Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Except for Mr. Wert, each director attended the Corporation’s 2005 Annual Meeting of Shareholders.
Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.
Directors’ compensation
The non-employee independent members of the Corporation’s Board of Directors receive a $30,000 annual retainer (payable in quarterly installments) for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an option to purchase 5,000 shares of our common stock upon their initial appointment or election to the Board. These options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors receive annual grants under the Corporation’s 2003 Equity Compensation Plan of (i) restricted stock yielding a present value of $27,000 and (ii) options yielding a present value of $9,000 (using an option pricing model). The annual restricted stock grants vest at the earlier of (a) seven years from the grant date and (b) six months following the non-employee independent director’s termination of Board service. The annual option grants cliff vest one year from the grant date. The per share exercise price of all options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the option is granted.
The chairman of the Audit Committee receives additional compensation of $10,000 per year, the chairman of the Compensation Committee receives additional compensation of $4,000 per year, the chairman of the Nominating Committee receives additional compensation of $2,000 per year, and the Lead Independent Director receives additional compensation of $25,000 per year. These fees are paid in quarterly installments.
Non-employee independent directors are subject to certain ownership requirements. Within five years of joining the Corporation’s Board of Directors (or five years from May 26, 2005 for each individual who was a director on that date), each non-employee independent director shall be required to own stock of the Corporation with a value equal to five times the director’s annual retainer. Restricted shares may be counted toward the ownership requirement. Non-employee independent directors are also required to hold 50% of the net, after tax “profit” realized on the exercise of stock options in the form of shares of Corporation stock for a minimum period of one year after the exercise.
Election of Directors
Nominees for election
In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is six (6). The seventh director seat has remained vacant since Loyal W. Wilson’s resignation from the Board on September 14, 2005. At the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.
Six (6) of the nominees for election as directors at the Annual Meeting as set forth in the following table are incumbent directors, having been previously elected by the Corporation’s shareholders. The seventh nominee, Mr. Edward Grzedzinski, is being nominated for the first time. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted FOR such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all the nominees will be available to serve.
The following biographical information is furnished with respect to the seven (7) nominees for election at the Annual Meeting as of March 1, 2006:

			Director
Name	Age	Principal Occupation	Since

Daniel P. Dyer	47	CEO of Marlin Business Services Corp.	1997
Gary R. Shivers	50	President of Marlin Business Services Corp.	1997
John J. Calamari	51	Senior Vice President, Corporate Controller of Radian Group Inc.	2003
Lawrence J. DeAngelo	39	Partner with Roark Capital Group	2001
Kevin J. McGinty	57	Managing Director of Peppertree Partners LLC	1998
James W. Wert	59	President & CEO of Clanco Management Corp.	1998
Edward Grzedzinski	50	Former CEO of NOVA Corporation	Nominee
Daniel P. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).
Gary R. Shivers has been President and Director since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Shivers served in a number of positions, most recently as Senior Vice President and General Manager of the Equipment Leasing Division for Advanta Business Services, where he was involved in strategic planning, sales and marketing, credit and collections and asset management. Mr. Shivers is a former member of the Small Ticket Council of the Equipment Leasing Association (“ELA”) and a participant in the ELA Future Council Roundtable. Mr. Shivers received his undergraduate degree in business administration and his MBA from LaSalle University.
John J. Calamari has been a Director since November 2003. Mr. Calamari is Senior Vice President, Corporate Controller of Radian Group Inc. where he oversees Radian’s global controllership functions, a position he has held since joining Radian in September 2001. Prior to that time, Mr. Calamari was a consultant to the financial services industry from 1999 to August 2001, where he structured new products and strategic alliances and established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP)

prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank and Advanta Bank USA. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.
Lawrence J. DeAngelo has been a Director since July 2001. Mr. DeAngelo is a Partner with Roark Capital Group, a private equity firm based in Atlanta, Georgia. Prior to joining Roark in 2005, Mr. DeAngelo was a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995, Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.
Kevin J. McGinty has been a Director since February 1998. Mr. McGinty is a Managing Director and co-founder of Peppertree Partners LLC. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.
James W. Wert has been a Director since February 1998. Mr. Wert is President and CEO of Clanco Management Corp., which is headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, after holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings, Inc., and is a Director of Continental Global Group, Inc. and Paragon Holdings, Inc. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982.
Edward Grzedzinski is being nominated to the Corporation’s Board of Directors for the first time. Mr. Grzedzinski served as the Chief Executive Officer of NOVA Corporation from September 1995 to July 2001, and Vice Chairman of US Bancorp from July 2001 to November 2004. Mr. Grzedzinski has 20 years of experience in the electronic payments industry and was a co-founder of the predecessor of NOVA Corporation, NOVA Information Systems, in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until October 2004. Mr. Grzedzinski is also a director of Neenah Paper, Inc.
Recommendation of the Board
The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Executive Officers
The following table provides information, as of March 1, 2006, about the Corporation’s executive officers.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with the Corporation and its Subsidiaries

Daniel P. Dyer	47	Mr. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant (non-active status).
Gary R. Shivers	50	Mr. Shivers has been President and Director since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Shivers served in a number of positions, most recently as Senior Vice President and General Manager of the Equipment Leasing Division for Advanta Business Services, where he was involved in strategic planning, sales and marketing, credit and collections and asset management. Mr. Shivers is a former member of the Small Ticket Council of the Equipment Leasing Association (“ELA”) and a participant in the ELA Future Council Roundtable. Mr. Shivers received his undergraduate degree in business administration and his MBA from LaSalle University.
George D. Pelose	41	Mr. Pelose has been our Senior Vice President, General Counsel and Secretary since 1999. Prior to that, from 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities. From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings. From 1991 to 1994, Mr. Pelose attended law school. From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank. Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors. Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2006, by:

•	each person or entity known by us to own beneficially more than 5% of our stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors and nominees; and

•	all of our executive officers, directors and nominees as a group.
Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Executive Officers, Directors and Nominees
Daniel P. Dyer[1,2]	384,883	3.2%
Gary R. Shivers[1,3]	322,293	2.7
George D. Pelose[1,4]	143,118	1.2
Bruce E. Sickel[1,5]	25,523	*
John J. Calamari[1,6]	7,365	*
Lawrence J. DeAngelo[1,6]	5,365	*
Kevin J. McGinty[1,7]	36,436	*
James W. Wert[1,7]	35,856	*
Edward Grzedzinski	—
All executive officers, directors and nominees as a group (9 persons)[1,8]	960,839	7.8
5% Shareholders
Peachtree Equity Investment Management, Inc. [9]	2,309,934	19.6
1170 Peachtree St., Ste. 1610 Atlanta, GA 30309
Primus Venture Partners IV, Inc.[10]	1,985,013	16.8
5900 Landerbrook Dr., Ste. 200 Cleveland, OH 44124-4020
FMR Corp.[11]	1,526,459	12.9
82 Devonshire Street Boston, MA 02109
JP Morgan Chase & Co.[12]	879,160	7.5
270 Park Avenue New York, NY 10017
Century Capital Management LLC[13]	780,090	6.6
100 Federal Street Boston, MA 02110
The Northwestern Mutual Life Insurance Company[14]	746,850	6.3
720 East Wisconsin Avenue Milwaukee, WI 53202

*	Represents less than 1%.

1     Does not include options vesting more than 60 days after March 1, 2006 held by Mr. Dyer (37,984), Mr. Shivers (28,448), Mr. Pelose (26,760), Mr. Sickel (27,869), Mr. Calamari (3,661), Mr. DeAngelo (3,661), Mr. McGinty (4,361) and Mr. Wert (4,361). Does include, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan.
2     Includes options to purchase 127,835 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
3     Includes options to purchase 139,823 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
4     Includes options to purchase 130,791 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
5     Mr. Sickel’s employment with Marlin Business Services Corp. terminated on March 3, 2006. Includes options to purchase 16,956 shares that are currently exercisable as of such date.
6     Includes options to purchase 4,000 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
7     Includes options to purchase 34,491 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
8     Includes options to purchase 492,387 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2006.
9     The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity and WCI (Private Equity) LLC (“WCI”) and Matthew J. Sullivan with the Securities and Exchange Commission on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan is a director of the Manager, and could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Mr. Sullivan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.
10     The shares reported as beneficially owned by Primus Venture Partners IV, Inc. are based on an amendment to a Schedule 13G filed jointly by Primus Capital Fund IV Limited Partnership (“PCF IV LP”), Primus Venture Partners IV Limited Partnership (“PVP IV LP”) and Primus Venture Partners IV, Inc. (“PVP IV Inc.”) with the Securities and Exchange Commission on January 23, 2006. Each such reporting person has reported that, as of December 31, 2005, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) PCF IV LP has shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP; (ii) PVP IV LP, as the sole general partner of PCF IV LP, may be deemed to have shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP. In addition, PVP IV LP is also the sole general partner of Primus Executive Fund Limited Partnership (“PEF LP”) and, in such capacity, may be deemed to have shared power to vote and dispose of the 79,401 shares currently held by PEF LP; (iii) PVP IV Inc., as the sole general partner of PVP IV LP, may be deemed to have the shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP and the 79,401 shares currently held by PEF LP. PVP IV Inc. has five shareholders and directors: Loyal W. Wilson, James T. Bartlett, William C. Mulligan, Jonathan E. Dick and Steven Rothman. Each of PCF IV LP, PVP IV LP and PVP IV Inc. disclaims beneficial ownership of any shares beneficially owned by each other entity.
11     The shares reported as beneficially owned by FMR Corp. are based on an amendment to a Schedule 13G filed by FMR Corp. on February 14, 2006. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,447,707 shares of the common stock outstanding of Marlin Business Services Corp. (the “Company”) as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 1,447,707 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 78,752 shares of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 78,752 shares and sole power to vote or to direct the voting of 78,752 shares of common stock owned by the institutional account(s) as reported above.
12     The shares reported as beneficially owned by JPMorgan Chase & Co. (“JPMorgan”) are based on a Schedule 13G filed by JPMorgan on February 10, 2006. JPMorgan is the beneficial owner of 879,160 shares on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities; the power to direct the receipt of dividends from such securities; the right to receive the proceeds from the sale of such securities; and the right to direct the receipt of proceeds from the sale of such securities. No such person is known to have an interest in more than 5% of the class of shares reported.
13     The shares reported as beneficially owned by Century Capital Management LLC (“Century”) are based on a Schedule 13G filed by Century on February 19, 2006.
14     The shares reported as beneficially owned by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) are based on an amendment to a Schedule 13G filed by Northwestern Mutual on February 7, 2006. Of the 746,850 shares reported as beneficially owned, 261,300 shares are owned directly by Northwestern Mutual. Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 8,200 shares are owned by the Asset Allocation Portfolio and 343,320 shares are owned by the Small Cap Aggressive Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc. (“Series Fund”), an affiliate of Northwestern Mutual and a registered investment company; (ii) 73,200 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (“GASA”); (iii) 7,200 shares are owned by the Asset Allocation Fund and 43,430 shares are owned by the Small Cap Growth Stock Fund of Mason Street Funds, Inc. (“Mason Street Funds”), an affiliate of Northwestern Mutual and a registered investment company; (iv) 2,400 shares are owned by Northwestern Long Term Care Insurance Company (“Long Term Care”), a wholly owned subsidiary of Northwestern Mutual; and (v) 7,800 shares are owned by Northwestern Mutual Life Foundation, Inc. (the “Foundation”), the charitable arm of Northwestern Mutual. Mason Street Advisors, LLC, a wholly owned company of Northwestern Mutual and a registered investment advisor, serves as an investment advisor to Northwestern Mutual, Series Fund, GASA, Mason Street Funds, Long Term Care and the Foundation, and it shares voting and investment power with respect to all of the aforementioned holdings. Mason Street Advisors, LLC’s principal place of business is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202. It is organized under Delaware law.

Compensation and Plan Information
Summary Compensation Table
The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during the last three fiscal years by the Corporation’s Chief Executive Officer and its other three most highly compensated executive officers whose total salary and bonus exceed $100,000 in fiscal 2005. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

				Long Term Compensation

						Number of	Long Term
	Annual Compensation			Restricted		Securities	Incentive
				Stock		Underlying	Plan	All other
Name and Principal Position	Year	Salary	Bonus[2]	Awards		Options	Payouts[5]	Comp[6]

Daniel P. Dyer	2005	$300,000	$363,679	$207,314	[3]	21,429	$243,322	$12,191
Chairman of the Board of Directors	2004	275,000	362,313	525,930	[4]	20,000	197,726	12,091
and Chief Executive Officer	2003	232,961	233,750	—		13,650	—	12,354
Gary R. Shivers	2005	$252,885	$262,363	$143,559	[3]	14,881	$182,161	$11,967
President and Director	2004	250,000	271,250	393,745	[4]	15,000	148,026	11,867
	2003	207,739	175,000	—		13,650	—	10,271
George D. Pelose	2005	$238,130	$180,793	$90,701	[3]	9,246	$89,703	$8,586
Senior Vice President, General	2004	235,000	182,125	193,879	[4]	12,500	72,894	8,486
Counsel and Secretary	2003	186,378	117,500	—		23,055	—	8,976
Bruce E. Sickel[1]	2005	$190,000	$50,000	$77,684	[3]	4,825	—	$4,200
Senior Vice President and	2004	190,000	66,500	213,745	[4]	10,000	$52,226	4,100
Chief Financial Officer	2003	59,923	23,750	—		30,000	—	—

[1]	Mr. Sickel’s employment with the Corporation commenced on September 2, 2003 and terminated on March 3, 2006.

[2]	Figures represent bonuses earned in the year listed (but paid in first quarter of subsequent year). A portion of each executive’s 2005 and 2004 bonus was paid in cash, and a portion was allocated to the purchase price of the executive’s TARSAP shares that vested on February 7, 2006 and January 21, 2005, respectively (see notes (4) and (5) below and the Report of the Compensation Committee on Executive Compensation herein). Of his $363,679 total bonus for 2005, Mr. Dyer received $188,367 in cash and $175,312 was applied toward the purchase of TARSAP shares. Of his $362,313 total bonus for 2004, Mr. Dyer received $187,000 in cash and $175,313 was applied toward the purchase of TARSAP shares. Of his $262,363 total bonus for 2005, Mr. Shivers received $131,113 cash and $131,250 was applied toward the purchase of TARSAP shares. Of his $271,250 total bonus for 2004, Mr. Shivers received $140,000 cash and $131,250 was applied toward the purchase of TARSAP shares. Of his $180,793 total bonus for 2005, Mr. Pelose received $116,168 in cash and $64,625 was applied toward the purchase of TARSAP shares. Of his $182,125 total bonus for 2004, Mr. Pelose received $117,500 in cash and $64,625 was applied toward the purchase of TARSAP shares. Mr. Sickel’s $50,000 bonus for 2005 was a “stay” bonus paid in cash in connection with the termination of his employment on March 3, 2006. Of his $66,500 total bonus for 2004, Mr. Sickel received $20,188 in cash and $46,312 was applied toward the purchase of TARSAP shares.

[3]	Figures represent the value of restricted stock and management stock ownership program (“MSOP”) grants made on January 11, 2005 using the grant date stock price of $17.52. The executives were granted the following number of restricted shares and matching MSOP restricted shares: Mr. Dyer — 9,000 restricted shares and 2,833 matching MSOP restricted shares; Mr. Shivers — 6,250 restricted shares and 1,944 matching MSOP restricted shares; Mr. Pelose — 3,883 restricted shares and 1,294 matching MSOP restricted shares; and Mr. Sickel — 3,378 restricted shares and 1,056 matching MSOP restricted shares. The restrictions on the restricted stock grants shall lapse on January 11, 2012 provided the grantee is employed by (or providing service to) the Corporation on such date. Vesting on the restricted stock shall immediately accelerate (and all restrictions shall lapse) upon the Company reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2004 as the initial measurement point) provided the grantee is employed by (or providing service to) the Corporation on such date. The restrictions on the matching MSOP restricted shares shall lapse on January 11, 2015 provided the grantee is employed by (or providing service to) the Corporation on such date. Vesting on the matching MSOP restricted shares shall immediately accelerate (and all restrictions shall lapse) after three years (on January 11, 2008) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[4]	As noted in note (2) above, on March 9, 2004 Messrs. Dyer, Shivers, Pelose and Sickel each elected to receive a portion of their target bonus payments earned for each of the 2004, 2005 and 2006 fiscal years in restricted stock pursuant to the TARSAP (as described in the Report of the Compensation Committee on Executive Compensation). The executives’ election percentages of their target bonuses for 2004-2006 and the corresponding TARSAP shares granted are as follows: Mr. Dyer: 75%, 33,119 shares; Mr. Shivers: 75%, 24,795 shares; Mr. Pelose: 55%, 12,209 shares; Mr. Sickel: 75%, 13,460 shares. The dollar values of this grant of TARSAP restricted shares in the table above reflect the number of TARSAP shares granted times the grant date stock price of $15.88. This number also represents each executive’s aggregate purchase price for the restricted shares, which shall be paid from each executive’s bonus earned in 2004, 2005 and 2006. As noted in note (2), the following amounts were applied toward the aggregate purchase price of the TARSAP shares that vested on February 7, 2006 (for fiscal year 2005) and January 21, 2005 (for fiscal year 2004): Mr. Dyer — $175,312 for 2005 and $175,313 for 2004; Mr. Shivers — $131,250 for both years; Mr. Pelose — $64,625 for both years; and Mr. Sickel — $46,312 for 2004.

[5]	Represents the value of the TARSAP restricted shares that vested on February 7, 2006 (for fiscal year 2005) and January 21, 2005 (for fiscal year 2004) in connection with each executive earning all or a portion of his 2005 and 2004 target bonuses and allocating a portion thereof to the purchase of the TARSAP shares (see notes (2) and (4) above). The number of TARSAP shares that vested on February 7, 2006 (for fiscal year 2005) and January 21, 2005 (for fiscal year 2004) for each executive is as follows: Mr. Dyer — 11,040 shares for both years; Mr. Shivers — 8,265 shares for both years; Mr. Pelose — 4,070 shares for both years; and Mr. Sickel — 0 shares for 2005 and 2,916 shares for 2004. The total value of the vested TARSAP shares in the table above was determined by using the market price of $22.04 on the February 7, 2006 vesting date and $17.91 on the January 21, 2005 vesting date.

[6]	Includes contributions made by the Corporation to the 401(k) plan on behalf of the named officers and reimbursement of life and disability insurance premiums pursuant to the employment agreements with Messrs. Dyer, Shivers and Pelose.

Employment agreements
The Corporation has entered into employment agreements with Messrs. Dyer, Shivers and Pelose, the terms of which are substantially similar to each other. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that they do not wish to renew the agreement. The agreements currently run through November 2007.
The Corporation is currently paying the executives the following base salaries under the employment agreements: Daniel P. Dyer, $300,000; Gary R. Shivers, $275,000; and George D. Pelose, $262,125. The Compensation Committee will review these salaries at least annually for consideration of increase based on merit and competitive market factors. In January 2005, the Compensation Committee increased Mr. Dyer’s base salary to $300,000 from $275,000 (effective November 2004, the anniversary date of Mr. Dyer’s employment agreement). In November 2005, the Compensation Committee increased Mr. Shivers’ base salary to $275,000 from $250,000 and increased Mr. Pelose’s base salary to $262,125 from $235,000. The employment agreements also currently provide for the following target bonuses as a percentage of base salary: Daniel P. Dyer, 85%; Gary R. Shivers, 70%; and George D. Pelose, 55% (increased from 50% in November 2005). The executives are eligible for awards under the 2003 Equity Compensation Plan and any other equity incentive plan the Corporation maintains. The executives may participate in benefit plans the Corporation maintains for its employees and are entitled to receive additional life and disability insurance benefits in amounts referenced in the employment agreements.
The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: 1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; 2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; 3) material breach by the executive of certain protective covenants (as described below); or 4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.
The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason generally means: 1) a material diminution in title or a material change in authority, duties, responsibilities or reporting lines not approved in writing by the executive; 2) a breach by the Corporation of its material obligations under the employment agreement; 3) the relocation of the Corporation’s principal office to a location more than 25 miles from Mt. Laurel, New Jersey, which is not approved by the executive; 4) any reduction in the executive’s base salary or target bonus percentage, or a material reduction in benefits; 5) the occurrence of a change in control (as defined in the agreements); or 6) a written notice of non-extension of the employment agreement given by the Corporation.
If the executive’s employment ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, if the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the Corporation will be obligated to pay the executive an amount equal to two times the sum of the executive’s then current base salary plus the average bonus earned by the executive for the two preceding fiscal years payable over an 18-month period; provided, however, that such amount shall be paid to the executive in a lump sum if such termination occurs six months prior to or following a change in control. In addition, the executive will be entitled to the continuation of the benefits in place at the time of termination for two years thereafter. In the event of a termination by the Corporation for any reason other than for cause, all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options that were granted after the commencement of the employment agreement. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.
Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period; provided that such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Option Grants in Last Fiscal Year
The following table sets forth, for the year ended December 31, 2005, certain information regarding options granted to each of the named executive officers, including the potential realizable value over the ten-year term of the options, based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

	Individual Grants
					Potential Realizable
		Percentage			Value at Assumed
		of Total			Annual Rates of Stock
	Number of	Options			Price Appreciation
	Securities	Granted to	Exercise		for Option Term
	Underlying Options	Employees	Price (per	Expiration
Name	Granted in 2005	in 2005	share)	Date[1]	5%	10%

Daniel P. Dyer	21,429	18.80%	$17.52	1/10/12	$151,505	$353,158
Gary R. Shivers	14,881	13.06	17.52	1/10/12	106,102	247,322
George D. Pelose	9,246	8.11	17.52	1/10/12	65,924	153,669
Bruce E. Sickel[2]	4,825	4.23	17.52	1/10/12	34,402	80,192

[1]	The expiration date of the options is seven years after the grant date. The options granted will vest and become exercisable on a pro-rata basis over four years.

[2]	Mr. Sickel’s employment with Marlin Business Services Corp. terminated on March 3, 2006 and all unvested options as of that date were canceled.
Option Exercises in Last Fiscal Year and
Fiscal Year End Option Values
The following table contains information concerning the value of stock option exercises by each of the named executive officers during the year ended December 31, 2005 and the option holdings of each of the named executive officers at December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value Of Unexercised
			Options at		In-the-Money Options at
			December 31, 2005		December 31, 2005[2]
	Shares Acquired	Value
Name	On Exercise	Realized[1]	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel P. Dyer	—	—	128,565	51,254	$2,280,481	$424,843
Gary R. Shivers	—	—	128,440	39,831	2,279,845	358,319
George D. Pelose	18,750	$334,038	122,591	39,960	2,094,727	427,129
Bruce E. Sickel[3]	—	—	15,250	29,575	149,623	228,713

[1]	The value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes that may have been owed.

[2]	The value of in-the-money stock options at December 31, 2005 represents the difference between the exercise price of such options and the fair value of our common stock as of December 31, 2005. The fair value of our common stock on December 31, 2005 was $23.89, representing the closing price for that date as reported on The NASDAQ National Market. The actual value of in-the-money stock options will depend upon the trading price of our common stock on the date of sale of the underlying common stock and may be higher or lower than the amount set forth in the table above.

[3]	Mr. Sickel’s employment with Marlin Business Services Corp. terminated on March 3, 2006 and all unvested options as of that date were canceled.

Long-Term Incentive Plan Awards in 2005

				Estimated Future Payouts Under
			Performance or	Non-Stock Price-Based Plans
	Number of Shares,		Other Period Until	(# of Shares)
	Units or Other		Maturation or
Name	Rights Granted		Payout	Threshold	Target	Maximum

Daniel P. Dyer	9,000	[1]	4/7 years	9,000	9,000	9,000
	2,833	[2]	3/10 years	2,833	2,833	2,833
Gary R. Shivers	6,250	[1]	4/7 years	6,250	6,250	6,250
	1,944	[2]	3/10 years	1,944	1,944	1,944
George D. Pelose	3,883	[1]	4/7 years	3,883	3,883	3,883
	1,294	[2]	3/10 years	1,294	1,294	1,294
Bruce Sickel[3]	3,378	[1]	4/7 years	3,378	3,378	3,378
	1,056	[2]	3/10 years	1,056	1,056	1,056

[1]	Represents grant of restricted shares made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these shares shall lapse on January 11, 2012 provided the grantee is employed by (or providing service to) the Corporation on such date. Vesting shall immediately accelerate (and all restrictions shall lapse) upon the Company reporting certain minimum compounded average net income growth for a period of four consecutive fiscal years after the date of grant (using reported net income for 2004 as the initial measurement point) provided the grantee is employed by (or providing service to) the Corporation on such date.

[2]	Represents matching grant of restricted stock under the management stock ownership program (“MSOP”) made on January 11, 2005 (the grant date stock price was $17.52). The restrictions on these matching restricted shares shall lapse on January 11, 2015 provided the grantee is employed by (or providing service to) the Corporation on such date. Vesting shall immediately accelerate (and all restrictions shall lapse) after three years (on January 11, 2008) if the grantee maintained continuous outright ownership of a matching number of unrestricted shares of the Corporation for the entire three year period.

[3]	Mr. Sickel’s employment with Marlin Business Services Corp. terminated on March 3, 2006 and all of his restricted shares where the restrictions had not yet lapsed were canceled as of that date.
Securities Authorized for Issuance under Equity Compensation Plans
The following table discloses, as of December 31, 2005, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)

	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan	1,002,258	$9.56	523,088
2003 Employee Stock Purchase Plan	None	n/a	141,090
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None
Totals	1,002,258	$9.56	664,178

Report of the Compensation Committee on Executive Compensation
Compensation Committee Purpose. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Corporation’s Chief Executive Officer (“CEO”) and for individuals reporting directly to the CEO holding a position classified as Senior Vice President or higher (the “Executive Officers”) of the Corporation and to prepare an annual report on executive compensation for inclusion in the Corporation’s proxy statement in accordance with applicable laws, rules, regulations and requirements.
Compensation Philosophy. The Compensation Committee reviews, at least annually, the competitiveness of the Corporation’s executive compensation programs to ensure (a) the attraction and retention of Executive Officers, (b) the motivation of Executive Officers to achieve the Corporation’s business objectives, and (c) the alignment of the interests of Executive Officers with the long-term interests of the Corporation’s shareholders. The Committee’s overall goal is and will always be to provide compensation programs that provide strong incentive for superior results.
External Consultants. In 2004, the Compensation Committee engaged an independent consulting firm, Watson & Wyatt, to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “Watson Study”). The Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group of companies with an equipment financing focus similar in size to the Corporation (the “peer group”) and (ii) other companies in similar growth and development stages as the Corporation (together with the peer group, the “comparison group”). The Compensation Committee considered the results of the Watson Study in evaluating and modifying the Corporation’s Executive Officer compensation program.
The Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries at the time of the report were generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improved with above market bonus opportunities. The Watson Study further noted that the value of the existing long term incentives granted to the executives (primarily in the form of stock options) was below market levels.
In response to the findings of the Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee modified the structure of the Corporation’s Executive Officer compensation programs. The elements of the compensation program for the Corporation’s Executive Officers consist of (i) a base salary, (ii) bonus components and (iii) stock-based incentive awards.
Base Salary. The Compensation Committee establishes base salaries that the Committee believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long term success of the Corporation. The Committee determines the Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation.
Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which include growth in pre-tax income, improvement in the efficiency ratio, and the achievement of business unit and individual goals. The Compensation Committee sets threshold, target and maximum goals for each objective. These goals and criteria have been discussed and reviewed by the entire Board of Directors of the Corporation.
Stock-based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results.

Based on recommendations contained in the Watson Study, effective in 2005 the Compensation Committee modified the stock-based incentive award program for the Executive Officers to include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock ownership program (“MSOP”). The Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.
On January 11, 2005, the Compensation Committee approved the issuance of stock option grants to certain employees, including the following grants to the Executive Officers: Mr. Dyer — 21,429 options; Mr. Shivers — 14,881 options; Mr. Pelose — 9,246 options; and Mr. Sickel — 4,825 options. The strike price for these option grants was the closing price on the date of grant ($17.52). The options have a seven year term and will vest pro-rata over the four year period from the grant date.
On January 11, 2005, the Compensation Committee approved the grant of restricted stock to certain employees, including the following grants to the Executive Officers: Mr. Dyer — 9,000 shares; Mr. Shivers — 6,250 shares; Mr. Pelose — 3,883 shares; and Mr. Sickel — 3,378 shares. The restrictions on these shares shall lapse after seven years, but vesting will accelerate (and the restrictions shall lapse) immediately upon the Corporation achieving compounded average net income growth of 15% or greater for four consecutive years after the grant date (using fiscal year 2004 net income as the starting point).
The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation (subject to a maximum matching grant value of 20% of the participant’s target bonus). On January 11, 2005, the Compensation Committee approved the MSOP awards to certain employees, including the following awards to the Executive Officers: Mr. Dyer — 2,833 shares; Mr. Shivers — 1,944 shares; Mr. Pelose — 1,294 shares; and Mr. Sickel — 1,056 shares. The restrictions on the matching MSOP restricted stock will lapse ten years from the grant date; however, vesting will accelerate to three years if the Executive Officer retains ownership of his purchased shares for three years from the grant date.
In 2004, the Compensation Committee adopted a Time Accelerated Restricted Stock Award Program (“TARSAP”) under the Corporation’s 2003 Equity Compensation Plan. The TARSAP offered each participant the opportunity to irrevocably elect to receive up to 75% of his or her target bonus for a three year period in restricted shares of common stock (the “election percentage”.) The number of restricted shares (“TARSAP” shares) awarded to each Executive Officer equaled the aggregate total of the Executive Officer’s target bonuses for 2004, 2005 and 2006 (collectively, the “Three Year Period”) multiplied by the election percentage, and divided by the grant date market price of the common stock. On March 9, 2004, each of the Executive Officers elected to receive TARSAP shares at a grant date stock price of $15.88. The Executive Officers’ election percentages and corresponding TARSAP shares granted were as follows: Mr. Dyer: 75%, 33,119 shares; Mr. Shivers: 75%, 24,795 shares; Mr. Pelose: 55%, 12,209 shares; Mr. Sickel: 75%, 13,460 shares. A portion of the TARSAP shares vest on an accelerated basis if the participant earns a bonus in each year of the Three Year Period. For each year that the Executive Officer earns a bonus equal to or greater than his annual target bonus, one-third of the original grant of TARSAP shares vests on the day that the cash portion of such bonus is paid to the Executive Officer. If the bonus in any year of the Three Year Period is less than the Executive Officer’s target bonus, then the one-third accelerated vesting opportunity for that year shall be reduced pro-rata based on the difference between the target bonus and the actual bonus received. Any shares that do not vest on an accelerated basis shall vest on the tenth anniversary of the grant date. However, if a participant’s employment as an officer of the Corporation terminates before the TARSAP shares fully vest, the TARSAP shares shall not vest and shall be forfeited and returned to the Corporation. On February 7, 2006 (for fiscal year 2005) and January 21, 2005 (for fiscal year 2004), the following number of TARSAP shares vested for each of the Executive Officers: Mr. Dyer — 11,040 shares for both years; Mr. Shivers — 8,265 shares for both years; Mr. Pelose — 4,070 shares for both years; and Mr. Sickel — 0 shares for 2005 and 2,916 shares for 2004. The Compensation Committee’s adoption of the TARSAP in 2004 was based on the Committee’s belief that the program would encourage Executive Officers to invest in the Corporation, thereby aligning the interests of the participants with those of the Corporation’s shareholders.

CEO Compensation. Under Mr. Dyer’s employment agreement with the Corporation, he is entitled to a minimum base salary of $275,000 per annum and a minimum target bonus equal to 85% of his base salary. In January 2005, the Compensation Committee increased Mr. Dyer’s base salary to $300,000 per annum (effective as of November 2004, the anniversary date of Mr. Dyer’s employment agreement). The factors considered by the Compensation Committee in arriving at this new salary for Mr. Dyer included the financial results posted by the Corporation in 2004 and the recommendations of the Watson Study with respect to the CEO salaries at the comparison group of companies. For fiscal 2005, the Corporation paid Mr. Dyer a base salary of $300,000. The bonus earned by Mr. Dyer for 2005 totaled $363,679, representing 121% of his base salary of $300,000. A portion of this bonus was paid in cash ($188,367), and the remainder ($175,312) was allocated to the purchase price of the 11,040 restricted shares that vested on February 7, 2006 under the TARSAP (which shares had a market value of $243,322 on the vesting date). In 2005 Mr. Dyer also received grants of 21,429 stock options, 9,000 restricted shares and 2,833 MSOP shares. These equity grants were made to Mr. Dyer because of superior performance in managing the Corporation during the year. This grant was made without regard to any other shares owned by Mr. Dyer. Factors considered in arriving at Mr. Dyer’s bonus and stock-based grants for 2005 included the growth and profitability of the Corporation. Under Mr. Dyer’s leadership in 2005, financial results were very strong, asset quality improved, and increasing borrowing costs were mitigated.
The compensation of the CEO is tied to a series of qualitative and quantitative measurements. They include: staff development, strategic planning, asset growth, profitability, credit and asset quality, funding availability and costs, operational efficiencies and financial reporting.
This report is submitted by the members of the Compensation Committee of the Board of Directors:
Kevin J. McGinty (Chairman)
Lawrence J. DeAngelo
Compensation Committee Interlocks and Insider Participation
The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee or the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2005.
Report of the Audit Committee
Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, Deloitte & Touche LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.
In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information. On June 24, 2005, the Audit committee dismissed KPMG LLP as the Corporation’s independent registered public accountants and approved the engagement of Deloitte & Touche LLP to serve as the Corporation’s independent registered public accountants for the fiscal year ended December 31, 2005 (as reported in the Corporation’s Form 8-K filed with the Securities and Exchange Commission on June 29, 2005).
The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2005, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.
Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K/ A for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
This report is submitted by the members of the Audit Committee of the Board of Directors:
John J. Calamari (Chairman)
James W. Wert
Kevin J. McGinty
Independent Registered Public Accountants
On June 24, 2005, the Corporation’s Audit Committee dismissed KPMG LLP (“KPMG”) as the Corporation’s independent registered public accountants and approved the engagement of Deloitte & Touche LLP (“Deloitte”), effective June 24, 2005, to serve as the Corporation’s independent registered public accountants for the fiscal year ending December 31, 2005. The dismissal of KPMG and the appointment of Deloitte were approved by the Audit Committee of the Board of Directors of the Corporation.
In connection with the audits of the two fiscal years ended December 31, 2004, and the subsequent interim period through June 24, 2005, there were: (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed by the Corporation in its Annual Report on Form 10-K for the year ended December 31, 2004, KPMG advised that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness identified in management’s assessment. Management concluded that a material weakness existed in the Corporation’s controls over the selection and application of accounting policies. Specifically, the Corporation had misapplied generally accepted accounting principles (GAAP) as they pertain to the timing of recognition of interim rental income. Accordingly, on March 15, 2005, the Corporation restated its previously issued financial statements to correct for this error. The Audit Committee discussed the subject matter of the material weakness with KPMG, and the Corporation has authorized KPMG to respond fully to the inquiries of Deloitte concerning the material weakness.
The audit reports of KPMG on the consolidated financial statements of the Corporation and its subsidiaries as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report indicates that the Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of the material weakness mentioned above.
The Corporation disclosed the foregoing information in a current report on Form 8-K filed on June 29, 2005. The Corporation provided KPMG with a copy of the current report on Form 8-K prior to its filing with the Securities and Exchange Commission and requested that KPMG furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made herein. KPMG issued a letter dated June 27, 2005, a copy of which was attached as an Exhibit to the Form 8-K.
Representatives of Deloitte & Touche LLP, the Corporation’s independent registered public accountants, will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. They will also be available to respond to appropriate questions.
The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2005	2004

Audit Fees	$782,609	$576,263
Audit-Related Fees	29,050	13,000
Tax Fees	7,450	56,000
All Other Fees	0	0

Total	$819,109	$645,263
Audit Fees. Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to the issuance of term asset-backed securitizations and services provided in connection with the filing of S-3 shelf registration statements in 2005. The 2004 Audit Fee total relates to services performed by KPMG. Of the 2005 Audit Fee total, $721,800 relates to services performed by Deloitte and $60,809 relates to services performed by KPMG.
Audit-Related Fees. Consists of fees related to audits of the Corporation’s 401(k) Plan by KPMG (2004) and Deloitte (2005).
Tax Fees. Consists of assistance rendered in preparation of various state and federal corporate tax returns.
The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.
Certain Relationships and Related Transactions
The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is the President of The Selzer Company. We do not have any contractual arrangement with The Selzer Company or Richard Dyer, nor do we pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $618,577 in 2005.
Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $60,000 for such services in 2005.
Shareholder Return Performance Graph
The following graph compares the dollar change in the cumulative total shareholder return on the Corporation’s common stock against the cumulative total return of the Russell 2000 Index and the SNL Specialty Lender Index for the period commencing on November 12, 2003 (using the initial offering price of the Corporation’s stock) and ending on March 31, 2006. The graph shows the cumulative investment return to shareholders based on the assumption that a $100 investment was made on November 12, 2003 in each of the following: the Corporation’s common stock, the Russell 2000 Index and the SNL Specialty Lender Index. We computed returns assuming the reinvestment of all dividends. The shareholder return shown on the following graph is not indicative of future performance.
Marlin Business Services Corp. Common Stock, Russell 2000 Index & SNL Specialty
Lender Index Total Return Performance

	11/12/03	12/31/03	03/31/04	06/30/04	09/30/04	12/31/04	03/31/05	06/30/05	09/30/05	12/31/05	03/31/06

Marlin Business Services Corp.	100.00	107.74	103.16	93.07	116.16	117.65	126.19	124.26	142.66	147.93	136.84

Russell 2000	100.00	103.18	109.64	110.15	107.01	122.09	115.57	120.56	126.22	127.65	145.44

SNL Specialty Lender Index	100.00	104.99	112.43	111.13	112.01	125.35	110.32	117.77	112.11	116.59	118.15

Source: SNL Financial LC, Charlottesville, VA © 2004
Section 16(a) Beneficial
Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the Securities and Exchange Commission. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2005 were filed on time.
Shareholder Proposals
In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2007, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 26, 2006.

Additional Information
Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K/ A for the year ended December 31, 2005, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relation’s section of the Corporation’s website at www.marlincorp.com.
Other Matters
The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ GEORGE D. PELOSE

George D. Pelose
Secretary

Mount Laurel, New Jersey
April 21, 2006

PROXY
MARLIN BUSINESS SERVICES CORP.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.
I/We hereby appoint George D. Pelose and Joseph F. Dyer, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2006 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, on May 25, 2006 at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

I. Election of Directors	☐ FOR all nominees listed	☐ WITHHOLD all nominees listed
(except as written to the contrary below)

NOMINEES:	01-Daniel P. Dyer, 02-Gary R. Shivers, 03-John J. Calamari, 04-Lawrence J. DeAngelo, 05– Edward Grzedzinski, 06-Kevin J. McGinty, and 07-James W. Wert
(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write their name(s) on the line below)

(IT IS IMPORTANT THAT YOU SIGN AND DATE THIS PROXY CARD ON THE OTHER SIDE)

     THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.
     THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
     I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2006 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2005.

DATE: , 2006

Signature

Signature

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